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                                                                       EXHIBIT 7

               ACTUARIAL OPINION


     This opinion is supplied with the filing of a Registration Statement on Form S-6, File No. 333-47717, by the Lincoln Benefit Life Variable Life Account (the "Separate Account") and Lincoln Benefit Life Company ("Lincoln Benefit") covering an indefinite amount of interests under certain flexible premium variable universal life insurance policies (the "Policies") offered by Lincoln Benefit. Premiums received under the Policies may be allocated by Lincoln Benefit to the Separate Account as described in the Prospectus included in the Registration Statement.

     I am familiar with the Policy provisions and the description in the Prospectus and it is my opinion that the illustrations of death benefits, policy values, and surrender values, included in the Appendix to the Prospectus, based on the assumptions stated in the illustrations, are consistent with the Policy provisions. The Policy rate structure has not been designed to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to prospective male nonsmokers ages 45, than to male nonsmokers at other ages. The preferred nonsmoker rate class generally has a more favorable rate structure than other rate classes. Female rate classes generally have a more favorable rate structure than male rate classes.


     The current and guaranteed monthly mortality rates used in the illustrations have not been designed so as to make the relationship between current and guaranteed rates more favorable for the ages and sexes illustrated than for a male nonsmoker at other ages. The preferred nonsmoker rate classes generally have lower monthly mortality rates than the other rate classes. The female rate classes generally have lower monthly mortality rates than the male rate classes.

     I consent to the use of this opinion as an Exhibit to the Registration Statement and the reference to me under the heading "Experts" in the Prospectus.


                                                  Very truly yours,

                                                  /s/ Dean M. Way

                                                  Dean M. Way
                                                  Vice President and Actuary